SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.___)

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Filed by a Party other than the Registrant	☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
MAXIM PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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☑	No fee required.
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1.	Title of each class of securities to which transaction applies:

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3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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Important message to the Stockholders of Maxim Pharmaceuticals

On September 6, 2005, Maxim Pharmaceuticals entered a definitive merger agreement with EpiCept Corporation, a privately held corporation. The Maxim Board of Directors unanimously approved the merger.

Your board of directors unanimously recommends that you vote for the proposal to approve and adopt the merger agreement and approve the merger.

As a stockholder of Maxim, you have already received a proxy statement/prospectus with detailed information about the proposed merger. Also enclosed was a proxy card for you to sign, and a response envelope. Your vote is important. We cannot complete the merger unless Maxim stockholders approve and adopt the merger agreement and approve the merger. If you have lost the proxy card please call +46-8-775-02-18 to have another proxy card sent to you.

We remind you that a special meeting of the stockholders of Maxim will be held on December 21, 2005 at 8:00 a.m., local time, at Maxim’s headquarters in San Diego. The purpose of this meeting is to approve and adopt the merger agreement and approve the merger.

As a stockholder of Maxim, you have been cordially invited to attend this special meeting. Even if you plan to attend the meeting in person, we request that you sign and return the enclosed proxy card in accordance with the instructions accompanying the proxy card. This will ensure that your shares will be represented at the special meeting.

Upon completion of the merger, Maxim will become a wholly owned subsidiary of EpiCept. EpiCept stockholders will retain approximately 72% and the former Maxim stockholders will receive approximately 28% of the outstanding shares of EpiCept.

When the merger is completed, EpiCept’s shares are expected to be listed on the OM Stockholm Exchange and on the Nasdaq National Market. Following the merger, Maxim will be delisted from the OM Stockholm Exchange and Nasdaq.

Your vote is important. We cannot complete the merger unless Maxim stockholders approve and adopt the merger agreement and approve the merger. EpiCept’s stockholders have already approved the transaction.

EpiCept has filed a registration statement that contains a definitive proxy statement/prospectus with the Securities and Exchange Commission. STOCKHOLDERS OF MAXIM AND OTHER INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO THE PROXY STATEMENT/PROSPECTUS) REGARDING THE PROPOSED MERGER BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT EPICEPT, MAXIM AND THE PROPOSED MERGER. Maxim’s stockholders may also obtain a free copy of the definitive proxy statement/prospectus, as well as other filings containing information about Maxim and EpiCept, without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to Maxim Pharmaceuticals, 8899 University Center Lane, Suite 400, San Diego, CA 92122, Attention: Investor Relations, Telephone: (858) 453-4040 or MacKenzie Partners, Inc. toll free at (800) 322-2885, or direct at (212) 929-5500. If you are located in Sweden, you can call direct at +46-8-775-02-18.

PLEASE VOTE TODAY
If you have any questions or need assistance in voting your proxy card, please contact our proxy solicitor MacKenzie Partners, Inc.
In North America:
Call Toll Free — 800-322-2885 or call direct — 212-929-5500.
In Sweden:
Call WM DATA direct +46-8-775-02-18 Stockholders in Sweden may also fax their proxy cards to
WM DATA +46-8-775-01-95.
Swedish Shareholders may also vote through the internet by logging on to www.maxim.com/sgm
You will find your password included on your proxy card recently mailed to you.
In Europe:
Call direct +44-(0)-207-170-4155